                                  SCHEDULE 14A

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a party other than the Registrant  [ ]

Check the appropriate box:


[ ]    Preliminary Proxy Statement

[ ]    Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))

[X]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               VIDEO UPDATE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)     Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
(2)     Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

        ------------------------------------------------------------------------
(4)     Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
(5)     Total fee paid:

        ------------------------------------------------------------------------
[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount Previously Paid:

        ------------------------------------------------------------------------
(2)     Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
(3)     Filing Party:

        ------------------------------------------------------------------------
(4)     Date Filed:

        ------------------------------------------------------------------------

                              VIDEO UPDATE, INC.
                            3100 World Trade Center
                            30 East Seventh Street
                           St. Paul, Minnesota 55101
                                (651) 222-0006

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

To the Stockholders of Video Update, Inc.:

   Notice is Hereby Given that the Annual Meeting of Stockholders of Video Update, Inc. (the "Company"), a Delaware corporation, will be held on Monday, April 26, 1999, at 9:00 a.m. at the Company's headquarters located at 3100 World Trade Center, 30 East Seventh Street, St. Paul, Minnesota 55101 for the following purposes:

  1. To elect six (6) members of the Board of Directors of the Company;

  2. To ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending April 30, 1999; and

  3. To consider and act upon any matters incidental to the foregoing and any other matters that may properly come before the meeting or any adjournment or adjournments thereof.

   The Board of Directors of the Company has fixed the close of business on March 25, 1999, as the record date for the determination of stockholders entitled to notice of and vote at the meeting and any adjournment or adjournments thereof.

   We hope that all stockholders will be able to attend the meeting in person. In order to assure that a quorum is present at the meeting, please sign, date and promptly return the enclosed proxy whether or not you expect to attend the meeting. A postage-prepaid envelope, addressed to American Stock Transfer & Trust Company, the Company's transfer agent and registrar, has been enclosed for your convenience. If you attend the meeting, your proxy will, at your request, be returned to you and you may vote your shares in person.

                                          By Order of the Board of Directors


                                          /s/ Daniel C. Howard
                                          Daniel C. Howard
                                          Secretary

St. Paul, Minnesota
March 31, 1999

                              VIDEO UPDATE, INC.
                            3100 World Trade Center
                            30 East Seventh Street
                           St. Paul, Minnesota 55101
                                (651) 222-0006

                               ----------------

                                PROXY STATEMENT

                               ----------------


                                March 31, 1999

   The enclosed proxy is solicited by the Board of Directors of Video Update, Inc. (the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Monday, April 26, 1999 at 9:00 a.m. at the Company's headquarters located at 3100 World Trade Center, 30 East Seventh Street, St. Paul, Minnesota 55101 and at any adjournment or adjournments thereof.

   Last June, the Board of Directors of the Company (the "Board of Directors" or the "Board") voted to change the Company's fiscal year end from April 30 to January 31, effective January 31, 1999. With such change, the Board likely would have scheduled this meeting for the shortened fiscal year ended January 31, 1999. However, in December 1998, the Board approved a change in independent auditors. In light of that change, the Board has voted to delay the proposed change in its fiscal year end until January 31, 2000. Much of the information in this proxy statement relates to the Company's most recent fiscal year ended April 30, 1998.

   Stockholders of record at the close of business on March 25, 1999, will be entitled to vote at the meeting or any adjournment or adjournments thereof. On that date, 29,278,457 shares of Class A Common Stock, $.01 par value per share ("Common Stock") were issued and outstanding and entitled to vote at the meeting. The Common Stock has one vote per share on all matters upon which stockholders may vote. The Company has no other voting securities.

   The presence of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the meeting, either in person or represented by a properly executed proxy, is necessary to constitute a quorum for the transaction of business at the meeting.

   The election of members of the Board of Directors ("Directors") and ratification of the selection of independent auditors will be determined by a plurality of the votes cast. Abstentions and broker non-votes (which result when a broker holding shares for a beneficial holder has not received timely voting instructions on certain matters from such beneficial holder and the broker does not have discretionary voting power on such matters) are counted for purposes of determining the presence or absence of a quorum at the meeting. Abstentions are counted in tabulation of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

   Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. The proxy may be revoked at any time before it is exercised by written notice to the Company's Secretary prior to the meeting, or by giving to the Secretary a duly executed proxy bearing a later date than the proxy being revoked at any time before such proxy is voted, or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting will be voted as specified therein. In the absence of other instructions set forth on a proxy, shares will be voted in favor of the election as Directors of those persons named in this Proxy Statement and in favor of the ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors.

   The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be properly presented at the meeting upon which a vote may be taken, such shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment and discretion of the person named in the proxies. The Board of Directors knows of no matter to be acted upon at the meeting that would give rise to appraisal rights for dissenting security holders.

   An annual report containing financial statements for the fiscal year ended April 30, 1998 ("fiscal 1998") is being mailed herewith to all stockholders entitled to vote at the meeting. This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about March 31, 1999.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

   Each Director of the Company is elected for a period of one year at the Company's Annual Meeting of Stockholders and serves until his or her successor is duly elected by the stockholders. Vacancies and newly created Directorships resulting from any increase in the number of authorized Directors may be filled by a majority vote of Directors then remaining in office. Officers are elected by and serve at the discretion of the Board of Directors, subject to their employment agreements.

   Shares represented by all proxies received by the Board of Directors and not so marked so as to withhold authority to vote for an individual Director, or for all Directors, will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of Directors at a lesser number.

   The following table sets forth the year each nominee Director was elected as a Director and the age, positions and offices held by each nominee Director as of the date of this Proxy Statement.

                              Year Nominee
                              First Became
     Name                 Age   Director                 Position
     ----                 --- ------------               --------
     Daniel A. Potter...   41     1983     Chairman and Chief Executive Officer
     John M. Bedard.....   41     1983     President and Director
     Daniel C. Howard...   37     1994     Chief Operations Officer and Director
     Paul M. Kelnberger.   55     1994     Director
     Bernard Patriacca..   55     1997     Director
     Theodore J. Coburn.   45     1998     Director

Background

   The following is a brief summary of the background of each nominee Director, executive officer, and significant employee of the Company as of the date of this Proxy Statement:

   Daniel A. Potter, Chairman and Chief Executive Officer. Mr. Potter co-founded the Company in 1983 and has served as the Company's Chairman and Chief Executive Officer since its inception. Mr. Potter holds a B.A. degree from the University of Minnesota and a J.D. degree from William Mitchell College of Law. Mr. Potter is a member of the nominating committee.

   John M. Bedard, President and Director. Mr. Bedard co-founded the Company in 1983 with Mr. Potter and has served as the Company's President and as a Director since its inception. Mr. Bedard, together with Mr. Potter, devised and implemented the Company's real estate development program and operations. Mr. Bedard is the brother of Richard Bedard, an Executive Vice President of the Company.

   Daniel C. Howard, Chief Operations Officer and Director. Mr. Howard has served as the Company's Chief Operations Officer since 1990, has coordinated the Company's operations since 1983, and has served as a Director since August 1994. He holds a B.S. degree from the University of Minnesota School of Management. Mr. Howard is a member of the executive compensation committee.

   Dale E. Lauwagie, Chief Financial Officer. Mr. Lauwagie has served as the Company's Chief Financial Officer since November 1998. From February 1997 to November 1998, Mr. Lauwagie served as Vice President of Finance for Mycogen Corporation ("Mycogen"), a publicly held agricultural and biotechnology company acquired by Dow Chemical Company in October 1998. From July 1994 to January 1997, he served as controller of Mycogen. Mr. Lauwagie also served in various finance related positions from 1986 to 1994 for Burlington Northern, Inc., a publicly held company involved in railroads, oil and gas, real estate and minerals. From 1981 to 1986 he was with KPMG Peat Marwick in Minneapolis, Minnesota, attaining the level of Audit Supervisor. Mr. Lauwagie is a certified public accountant and holds a B.S. degree in accounting from St. Cloud State University Minnesota, and an M.B.A. in finance from the University of St. Thomas, Minnesota.

   Bruce D. Carlson, Vice President of Real Estate. Mr. Carlson has served as the Company's Vice President of Real Estate Operations since 1990. From 1984 to 1990, Mr. Carlson held the positions of Director of Advertising and Regional Corporate Store Manager.

   Michael G. Schifsky, Senior Vice President of Store Development. Mr. Schifsky has served as Vice President of Store Development since rejoining the Company in 1990. Mr. Schifsky has also served as a District Manager of the Company from 1984 to 1988.

   Richard Bedard, Executive Vice President. Mr. Bedard has served as an Executive Vice President of the Company since September 1995. From 1986 to 1995, he served as the Company's Vice President of Franchise Development. Mr. Bedard is the brother of John M. Bedard, the Company's President and a Director.

   Paul M. Kelnberger, Director. Mr. Kelnberger has served as a Director since August 1994. Mr. Kelnberger has been a member of Johnson, West & Co., PLC ("Johnson, West & Co."), a certified public accounting firm with its principal offices in St. Paul, Minnesota, since 1975. In addition, since November 1995 Mr. Kelnberger has served as a Director of Leuthold Funds, a publicly held mutual fund. Johnson, West & Co. performed auditing services for the Company prior to the fiscal year ended April 30, 1993. Since that time, Johnson West & Co. has provided and continues to provide to the Company accounting services in connection with the Company's acquisitions and sales and use tax planning. Mr. Kelnberger is a certified public accountant and holds a Certificate of Accounting from the Academy of Accountancy in Minneapolis, Minnesota. He chairs the audit committee and is a member of the executive compensation committee.

   Bernard Patriacca, Director. Mr. Patriacca has served as a Director since April 1997. Since November 1997, he has served as the Vice President and Controller of Summit Technology, Inc., a publicly held developer, manufacturer and seller of ophthalmic laser systems and related products designed to correct vision disorders. Since 1994, he also has served as a Director of Errands Etc., Inc., a privately held homeowner's personal service company. From 1973 to 1991, Mr. Patriacca served in various capacities at Dunkin' Donuts Incorporated, including Chief Financial Officer and Director. From 1991 to 1994, Mr. Patriacca held senior financial management positions at several privately held consumer services companies. Mr. Patriacca is a certified public accountant and holds Bachelor's and Master's degrees in finance and accounting from Northeastern University. Mr. Patriacca is a member of the audit committee and executive compensation committee.

   Theodore J. Coburn, Director. Theodore J. Coburn has been a director of the Company since March 1998. Mr. Coburn served as a director of Moovies, Inc. from June 1995 to March 1998. Since 1991, Mr. Coburn has been a partner and a director of Brown, Coburn & Co., an investment banking firm. From 1986 until 1991, he was a Managing Director of Global Equity Transactions and a member of the Board of Directors of Prudential Securities. From 1983 to 1986 Mr. Coburn served as Managing Director of Merrill Lynch Capital Markets.

Mr. Coburn serves as a director of Measurement Specialties, Inc., a publicly held company and as a director of Ariel Corporation, a publicly held company. Mr. Coburn serves as a director of the Nicholas-Applegate Fund, Inc. and as a trustee of the Nicholas-Applegate Mutual Funds. He also serves as a director of the Emerging Germany Fund. Mr. Coburn received his B.S. from the University of Virginia in 1975 and an M.B.A. from Columbia University Graduate School of Business in 1978 and holds masters degrees from Harvard University Graduate School of Education and its Divinity School. Mr. Coburn is a member of the nominating committee.

Committees of the Board -- Board Meetings

   The Board of Directors established an Audit Committee and an Executive Compensation Committee in August 1994 and a Nominating Committee in March 1998. Members of the Audit Committee are Paul M. Kelnberger and Bernard Patriacca. The purpose of the Audit Committee is to (i) review the Company's financial results and recommend the selection of the Company's independent auditors; (ii) review the effectiveness of the Company's accounting policies and practices, financial report and internal controls; and (iii) review the scope of independent audit coverages, the fees charged by the independent auditors, any transactions which may involve a potential conflict of interest, and internal control systems. The Audit Committee formally met one time during fiscal 1998. The full Board of Directors otherwise performed the functions of the Audit Committee in fiscal 1998.

   The Executive Compensation Committee consists of Daniel C. Howard, the Company's Chief Operations Officer, and Messrs. Kelnberger and Patriacca. The Executive Compensation Committee has responsibilities that include, but are not limited to, the following: (i) reviewing the Company's executive compensation policy to ensure that the policy appropriately rewards the Company's Chief Executive Officer and President for their contributions; (ii) establishing the total compensation, annual bonus, and salary range for the Company's Chief Executive Officer and President, and appraising the performance of each. The Executive Compensation Committee formally met two times during fiscal 1998.

   Members of the Nominating Committee are Theodore J. Coburn and Daniel A. Potter, the Company's Chief Executive Officer. The responsibilities of the Nominating Committee include, but are not limited to, recommending to the Board of Directors (i) the slate of nominees of Directors to be elected to fill new positions or vacancies on the Board of Directors, and (ii) the directors to be selected for membership on the various committees of the Board of Directors. The Nominating Committee did not formally meet during fiscal 1998. The full Board of Directors performed the functions of the Nominating Committee in fiscal 1998.

   The Board of Directors also established, in August 1994, an Executive Committee consisting of Messrs. Potter and John Bedard. The Executive Committee has and exercises all the powers and authority of the Board of Directors in the management and affairs of the Company, including, without limitation, the power to issue stock and declare dividends, all as set forth in Section 141 of Delaware General Corporation Law, as amended. The Executive Committee did not formally meet during fiscal 1998. All corporate actions required to be voted on by the Executive Committee were undertaken by written consents.

   The Board of Directors met fifteen times during fiscal 1998. All of the Company's Directors attended all of the meetings of the Board of Directors and the committees on which they served in fiscal 1998 during the period for which they were Directors.

Recommendation and Vote

   The Board of Directors recommends that the stockholders vote FOR all of the nominees listed above.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

   The following table sets forth, as of March 1, 1999, the number and approximate percentage of shares of Common Stock beneficially owned by: (i) all persons known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock; (ii) "each named executive officer" (as defined in Item 402 to Regulation S-K under the Securities Act of 1933, as amended) and director; and, (iii) all directors and executive officers of the Company as a group.**

                                                                      Number of Shares  Percentage of
                                                                        Beneficially        Shares
Name and Address Of Beneficial Owner(1)                                   Owned(2)      Outstanding(2)
-----------------------------------------                             ---------------- ----------------
Daniel A. Potter, Chairman and Chief Executive Officer(3)...........     1,516,120            5.1%
John M. Bedard, President and Director(4)...........................     1,111,039            3.8%
Daniel C. Howard, Chief Operations Officer and Director(5)..........       105,940              *%
Dale E. Lauwagie, Chief Financial Officer(6)........................        25,000              *%
Richard Bedard, Executive Vice President(7).........................        75,000              *%
Bruce D. Carlson, Vice President of Real Estate(8)..................        90,437              *%
Michael G. Schifsky, Senior Vice President of Store Development(9)..        95,100              *%
Paul M. Kelnberger, Director(10)....................................         6,750              *%
Theodore J. Coburn, Director(11)....................................       117,250              *%
Bernard Patriacca, Director(12).....................................         2,750              *%
Investment Advisers, Inc.(13).......................................     1,661,369            5.7%
Wellington Management Company, LLP(14)..............................     2,560,800            8.7%
All Directors and Executive Officers as a group
 (10 persons)(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)...................     3,145,386           10.4%

--------
 * Less than one percent (1%) of the outstanding shares of Common Stock

** Does not include (a) Stephen L. Reynolds, who resigned from the position of Chief Financial Officer of the Company on November 13, 1998 or (b) F. Andrew Mitchell, who resigned from his position as a director of the Company on January 25, 1999. As of July 29, 1998, Mr. Reynolds was the beneficial owner of 32,813 shares of Common Stock and Mr. Mitchell was the beneficial owner of 137,293 shares of Common Stock. Does not include 1,079,000 shares beneficially owned by Farnham Street Partners, L.P., representing 3.7% of the Company's Common Stock, as reported in a Schedule 13G filed with the Commission on February 9, 1999.

 (1) The address of Messrs. Potter, John Bedard, Howard, Lauwagie, Richard Bedard, Carlson, Schifsky, Coburn, Kelnberger and Patriacca is c/o Video Update, Inc. 3100 World Trade Center, 30 East Seventh Street, St. Paul, Minnesota 55101. The address of Investment Advisers, Inc. is 3700 First Bank Place, Box 357, Minneapolis, Minnesota 55440. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.

 (2) For the purposes of this table, shares of Common Stock which, to the Company's knowledge, an individual or group has a right to acquire within sixty (60) days upon the exercise of options or warrants, are deemed outstanding for the purposes of computing the number and percentage of shares beneficially owned by such individual or group. Such shares are not deemed to be outstanding for the purpose of computing the percentage of shares beneficially owned by any other individual or group shown in the table. This table does not include an approximate aggregate amount of 11,700 shares of Common Stock held by the executive officers of the Company through the Company's 401(k) plan.

 (3) Includes an aggregate of 200,000 shares of Common Stock issuable on exercise of various stock options. Includes an aggregate of 36,947 shares of Common Stock held in custodial accounts for Mr. Potter's children. Excludes an aggregate of 100,000 shares of Common Stock issuable upon the exercise of various stock options that have not yet vested. Does not include 26,250 shares of Common Stock owned by Mr. Potter's father, in which Mr. Potter disclaims beneficial ownership.

 (4) Includes an aggregate of 110,000 shares of Common Stock issuable on exercise of various stock options. Includes 39,515 shares of Common Stock held by Mr. Bedard's mother, but subject to a voting trust of which Mr. Bedard is a trustee. Excludes an aggregate of 55,000 shares of Common Stock issuable upon the exercise of stock options that have not yet vested.

 (5) Includes an aggregate of 73,062 shares of Common Stock issuable upon the exercise of various stock options. Excludes an aggregate of 20,438 shares of Common Stock issuable upon the exercise of various stock options that have not yet vested.

 (6) Excludes an aggregate of 90,000 shares of Common Stock issuable upon the exercise of stock options that have not vested.

 (7) Includes an aggregate of 75,000 shares of Common Stock issuable upon the exercise of various stock options that have vested. Excludes an aggregate of 54,000 shares of Common Stock issuable upon the exercise of stock options that have not vested.

 (8) Includes an aggregate of 90,437 shares of Common Stock issuable upon the exercise of various stock options that have vested. Excludes an aggregate of 42,063 shares of Common Stock issuable upon the exercise of stock options that have not vested.

 (9) Includes an aggregate of 90,100 shares of Common Stock issuable upon the exercise of various stock options that have vested. Excludes an aggregate of 41,900 shares of Common Stock issuable upon the exercise of stock options that have not vested.

(10) Includes an aggregate of 6,750 shares of Common Stock issuable upon the exercise of various stock options that have vested. Excludes an aggregate of 750 shares of Common Stock issuable upon the exercise of stock options that have not vested.

(11) Includes an aggregate of 117,250 shares of Common Stock issuable upon the exercise of various stock options and warrants that have vested. Excludes an aggregate of 2,000 shares of Common Stock issuable upon the exercise of stock options that have not vested.

(12) Includes an aggregate of 2,750 shares of Common Stock issuable upon the exercise of various stock options that have vested. Excludes an aggregate of 1,750 shares of Common Stock issuable upon the exercise of stock options that have not vested.

(13) Includes 1,661,369 shares of Common Stock of which the beneficial owner has sole voting power and sole dispositive power. The information with respect to the beneficial owner has been taken from the beneficial owner's Schedule 13G filed with the Commission on January 29, 1999.

(14) Includes 1,310,000 shares of Common Stock of which the beneficial owner has shared voting power and 2,560,800 shares of Common Stock of which the beneficial owner has shared dispositive power. The information with respect to the beneficial owner has been taken from the beneficial owner's Schedule 13G/A filed with the Commission on February 10, 1999.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) ("Section 16(a)") of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company's Common Stock, to file initial reports of ownership on Form 3 and reports of changes in ownership on Form 4 with the Securities and Exchange Commission (the "SEC") and any national securities exchange on which the Company's securities are registered. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors that no other reports were required, the Company believes that during fiscal 1998, its executive officers, directors and greater than ten percent (10%) beneficial owners complied with all applicable Section 16(a) filing requirements.

                             CERTAIN TRANSACTIONS

   Craig Belisle, the brother-in-law of John Bedard, the Company's President and a Director, owned a majority interest in two franchise stores as of March 1, 1999. The amount of service fees earned from these franchises was approximately $55,879 as of March 1, 1999. The amount due from Mr. Belisle, as a franchisee at March 1, 1999, approximated $8,154.

   During the fiscal years ended April 30, 1996, 1997 and 1998, the Company paid approximately $245,000, $271,000, and $511,000 respectively, to Johnson, West & Co., PLC ("Johnson, West & Co.") for accounting and tax services. During fiscal year 1999, the Company has paid Johnson, West & Co. approximately $305,218. Paul Kelnberger, a Director of the Company, is a member of Johnson, West & Co.

   Constance Koppenhaver, the daughter of Mr. Kelnberger, owned an interest in one franchise store as of December 1997. As of March 1, 1999, the Company has a credit due to such franchisee in the amount approximately $1,800.

   Robert Yager, formerly a director of the Company, is employed as a Company vice president of franchise development and is the brother-in-law of Mr. Potter. Richard Bedard and Glenn Bedard, Company executive vice presidents, and Paul Bedard, a Company vice president, are each the brother of Mr. John Bedard. In fiscal 1998, each of the non-executive employees received an annual compensation ranging from $69,800 to $98,700.

   The Company believes that the above arrangements were on terms at least as favorable as could be obtained from unaffiliated parties.

   Each of Messrs. Potter and John Bedard have issued notes to the Company (the "Recourse Notes") in connection with stock option exercises, for approximately $2,080,147 and $1,155,637, respectively, including accrued interest through April 30, 1998. The Recourse Notes were issued by the executives upon their exercise in August 1995 of 420,000 options granted to them under the Company's Stock Option Plans in May 1995 at an exercise price of $4.3125, the fair market value of the stock on the date the options were granted. The Recourse Notes represent the total exercise price of such options plus amounts advanced by the Company to such executives to satisfy then anticipated tax liabilities. The Recourse Notes, which provide for full recourse against the respective officer's personal assets and Company stockholdings, are evidenced by promissory notes bearing accrued interest at a rate of 8% per annum (through April 30, 1998) with payment of principal and interest due on October 4, 1999. In the event that the obligors sell shares of the Company's stock, the net proceeds thereof will be applied to payment, in part or in full, of the Recourse Notes.

   In connection with the restated employment agreements for Mr. Potter and Mr. John Bedard, the Board has approved an accrual of bonuses that will be directed primarily to satisfying obligations arising from the Recourse Notes. For fiscal year 1998, bonus payments aggregating $816,580 were awarded as reimbursement of previous payments of principal and interest on the Recourse Notes and accompanying tax liability to the recipients. In addition, the Board has approved the subsequent payment of additional aggregate bonuses of approximately $6,345,000 to be used primarily to satisfy the Recourse Notes as well as the anticipated income tax liabilities to the executives, subject to any required approval of the Company's bank lenders. If such bonuses are not effected, the Recourse Notes will remain outstanding.

   In addition during fiscal 1998, the Company forgave a note receivable from the President of the Company for approximately $33,000. The Note represented advances from the Company to the President from January 1994 to April 1994, together with accrued interest.

                    COMPENSATION OF OFFICERS AND DIRECTORS

Summary Compensation Table

   Set forth below is a Summary Compensation Table concerning the compensation of the named executive officers for the last three completed fiscal years.

                          Summary Compensation Table

                                                                         Long-Term
                                                                        Compensation
                                                                        ------------
                                             Annual Compensation           Awards
                                      --------------------------------- ------------
                                                                         Securities
                          Fiscal Year                      Other Annual  Underlying   All Other
   Name and Principal        Ended     Salary     Bonus    Compensation Options/SARs Compensation
      Position(A)         April 30(B) (1)($)(C) (2)($)(D)   (3)($)(E)    (4)(#)(G)    (5)($)(I)
------------------------  ----------- --------- ---------- ------------ ------------ ------------
Daniel A. Potter........     1998     $300,000  $4,603,665  $1,926,973        --       $26,195
 Chairman and                1997     $300,000  $      --   $      --     300,000      $26,307
 Chief Executive Officer     1996     $248,002  $      --   $  894,357    270,000      $21,122

John M. Bedard..........     1998     $200,000  $2,557,590  $1,557,019        --       $27,934
 President and Director      1997     $200,000  $      --   $      --     165,000      $17,952
                             1996     $158,755  $      --   $  496,875    150,000      $18,081

Daniel C. Howard........     1998     $ 87,890  $      --   $   62,278        --       $12,673
 Chief Operations            1997     $ 78,000  $      --   $      --      36,000      $ 8,113
 Officer(6)                  1996     $ 75,150  $      --   $      --      45,000      $ 2,043

Dale E. Lauwagie........      --           --          --          --         --           --
 Chief Financial
  Officer(7)

Stephen L. Reynolds.....     1998     $ 56,539  $      --   $      --      40,000      $ 3,552
 Chief Financial
  Officer(8)

Christopher J. Gondeck..     1998     $136,290  $      --   $      --         --       $ 7,468
 Chief Financial             1997     $125,000  $      --   $      --      60,000      $14,033
  Officer(9)                 1996     $114,548  $      --   $      --      45,000      $ 2,854

--------
(1) Amounts shown indicate cash compensation earned and received by executive officers; no amounts were earned but deferred at the election of those officers. Executive officers participate in the Company's group health insurance plan.

(2) Amounts shown reflect the bonus amounts accrued by the Company in conjunction with Messrs. Potter and Bedard's restated employment agreements. Amounts totaling $524,945 and $291,635 were paid to Messrs. Potter and Bedard respectively in fiscal 1998 as reimbursement of previous payments of principal and interest on their recourse notes to the Company and accompanying tax liabilities.

(3) Amounts for fiscal 1996 shown reflect the difference between the aggregate exercise price of the options exercised by Messrs. Potter and Bedard during the period, and the aggregate fair market value of the shares of Class A Common Stock issued to Messrs. Potter and Bedard upon such exercises, as of the date of issuance. Amounts for fiscal 1998 reflect the release and conversion of 635,755, 513,698 and 20,547 shares of Class B Common Stock from escrow to Messrs. Potter, Bedard and Howard respectively, at the market price on the date of release, the date of the closing of the acquisition of Moovies, Inc.
(4) Amounts shown reflect grants of options to purchase Class A Common Stock pursuant to the Company's Stock Option Plans. During fiscal years 1996 through 1998, the Company made no awards of restricted stock and did not have a long-term incentive plan.
(5) Amounts shown reflect payment for automobile, insurance and other expenses.
(6) Mr. Howard's base salary as of January 1998 is set at $128,400. The amount of $87,890 represents salary paid through April 30, 1998.
(7) Mr. Lauwagie was appointed Chief Financial Officer of the Company on November 16, 1998. His base salary is set at $175,000.
(8) Mr. Reynolds was appointed Chief Financial Officer of the Company on January 6, 1998. Mr. Reynolds' base salary was set at $175,000. The amount of $56,539 represents salary paid through April 30, 1998. Mr. Reynolds resigned as Chief Financial Officer of the Company on November 13, 1998.
(9) Mr. Gondeck resigned as Chief Financial Officer of the Company on December 31, 1997.

Option/SAR Grants in Fiscal Year 1998

   Set forth below is an Option/SAR Grants table concerning individual grants of stock options and SARs made during the last completed fiscal year to each of the named executive officers.


Option/SAR Grants in Fiscal Year 1998
                                                                            Potential
                                                                            Realizable
                                        Individual Grants                    Value at
                         ------------------------------------------------ Assumed Annual
                                       Percent of                         Rates of Stock
                                         Total                                Price
                          Number of   Options/SARs                         Appreciation
                          Securities   Granted to                           For Option
                          Underlying  Employees in Exercise of                 Term
                         Options/SARs    Fiscal       Base     Expiration --------------
          Name            Granted(#)    Year(2)    Price($/Sh)  Date(3)   5%($)  10%($)
          (A)                (B)          (C)          (D)        (E)      (F)     (G)
          ----           ------------ ------------ ----------- ---------- ------ -------
Daniel A. Potter........       --         --            --           --      --      --
John M. Bedard..........       --         --            --           --      --      --
Daniel C. Howard........       --         --            --           --      --      --
Dale E. Lauwagie(4).....       --         --            --           --      --      --
Stephen L. Reynolds(5)..    40,000        6.8%        $3.18     09/30/08  79,995 202,724
Christopher J. Gondeck(6)      --         --            --           --      --      --

--------
(1) The dollar gains under these columns result from calculations assuming hypothetical growth rates as set by the Commission and are not intended to forecast future price appreciation of the Class A Common Stock.
(2) In fiscal 1998, options to purchase a total of 585,500 shares of the Company's Class A Common Stock were granted to employees of the Company, including executive officers.
(3) These options are subject to earlier termination upon certain events related to termination of employment.
(4) Mr. Lauwagie was appointed Chief Financial Officer of the Company on November 16, 1998.
(5) Mr. Reynolds was appointed Chief Financial Officer of the Company on January 6, 1998. Mr. Reynolds resigned as Chief Financial Officer on November 13, 1998.
(6) Mr. Gondeck resigned as Chief Financial Officer of the Company on December 31, 1997.

Aggregated Option/SAR Exercises And Fiscal Year-End Option/SAR Value Table

   Set forth below is a table concerning each exercise of stock options (or tandem SAR's) and freestanding SARs during the last completed fiscal year by each of the named executive officers and the fiscal year-end value of unexercised options and SARs.

     Aggregated Option/SAR Exercises for Fiscal Year Ended April 30, 1998
                         and FY-End Option/SAR Values

                                                      Number of
                                                     Securities       Value of
                                                     Underlying      Unexercised
                                                     Unexercised    In-The-Money
                                                    Options/SARs   Options/SARs at
                                                   at Fiscal Year- Fiscal Year-End
                           Shares                      End (#)           ($)
                         Acquired on     Value      Exercisable/     Exercisable/
          Name           Exercise (#) Realized ($)  Unexercisable  Unexercisable(1)
          (A)                (B)           (C)           (D)             (E)
          ----           -----------  ------------ --------------- ---------------
Daniel A. Potter........     --           --       100,000/200,000       --
John M. Bedard..........     --           --        55,000/110,000       --
Daniel C. Howard........     --           --         63,406/93,500       --
Dale E. Lauwagie(2).....     --           --                   --        --
Stephen L. Reynolds(3)..     --           --         32,813/40,000       --
Christopher J. Gondeck(4)    --           --                   0/0       --

--------
(1) In-the-money options are those options for which the fair market value of the underlying Common Stock is greater than the exercise price of the option. On April 30, 1998, the fair market value of the Company's Class A Common Stock underlying the options (as determined by the last sale price quoted on the NASDAQ National Market) was $2.813. None of the options listed under column D were in-the-money at Fiscal Year End.

(2) Mr. Lauwagie was appointed Chief Financial Officer of the Company on November 16, 1998.

(3) Mr. Reynolds was appointed Chief Financial Officer of the Company on January 6, 1998. Mr. Reynolds resigned as Chief Financial Officer on November 13, 1998.

(4) Mr. Gondeck resigned as Chief Financial Officer of the Company on December 31, 1997.

Board Compensation Committee Report on Executive Compensation

   Set forth below is the fiscal 1998 report of the Executive Compensation Committee of the Board of Directors:

  Report of the Video Update Compensation Committee On Executive Compensation

 Overview

   The Executive Compensation Committee of the Board of Directors of Video Update, Inc. is composed of two non-employee directors and one employee director. The Executive Compensation Committee reviews the compensation of the Company's Chief Executive Officer and its President at least annually. The Executive Compensation Committee believes the actions of the top two executives of the Company have a profound impact on the short-term and long-term profitability of the Company. Therefore, the Executive Compensation Committee gives significant attention to the design of the Company's compensation package for such individuals.

   The Company's compensation package consists of two parts and is relatively simple in design. The two primary parts are a base salary and stock-based incentive compensation. No significant perquisites other than automobile expenses and insurance are provided to the two executive officers.

 Base Salary

   The Executive Compensation Committee believes it is important for the two executive officers of the Company to receive acceptable salaries so that the Company can recruit and retain the talent it needs. In setting salaries, the Executive Compensation Committee takes into consideration the individual employee's performance, length of service to the Company, and a subjective judgment regarding the impact the individual has on the Company. The base salary for each executive officer set forth in their respective employment agreements was set on a subjective basis, bearing in mind an overall impression of that executive's relative skills, experience and contribution to the Company. The Executive Compensation Committee does not attempt to address the relative weight assigned to the various factors, which are evaluated on a subjective overall basis by each individual member of the Executive Compensation Committee. Salaries of the Company's Chief Executive Officer and its President are reviewed annually by the Executive Compensation Committee.

 Stock-Based Incentives

   Stock-based incentives have been a supplemental component of compensation for the Company's Chief Executive Officer and its President, and certain other employees, since the Company's initial public offering in 1994. The Company adopted formal incentive stock option plans in 1994, 1995, 1996 and 1998. The Executive Compensation Committee recommends grants of stock options under the Company's option plan for the Chief Executive Officer and the President.

   Historically, grants made by the Company have generally vested at a rate of 33% per year beginning one year from the date of grant. These options also usually expire upon termination of employment or a limited period thereafter, except in the event of disability or death, in which case the term of the option may continue for some time thereafter.

   The Executive Compensation Committee believes that the Company's stock option program has been effective in focusing attention on stockholder value since the gain to be realized by these two executive officers upon exercise of options will change as the stock price changes. The Executive Compensation Committee also believes that the long-term nature of the options encourages the Company's top two executive officers to remain with the Company. The number of shares to be granted was established utilizing the procedure described above at "Base Salary." No new stock options were granted to either the Chief Executive Officer or the President in fiscal 1998. With respect to previous stock option grants to such executives, the Executive Compensation Committee subjectively determined the number of shares to be granted based on its analysis of the number that would provide an adequate incentive to each of its top two executive officers.

   In general, the granting of stock-based incentives is considered by the Committee to be justified when the Company's revenues and earnings, coupled with the individual executive's performance, warrant supplemental compensation in addition to the salary and bonus paid with respect to a given year. Each of these factors is weighed subjectively by Committee members in determining whether or not a stock-based incentive should be granted, and such incentives are not granted routinely.

 Compensation of the Chief Executive Officer

   The Compensation Committee has reviewed and approved the annual salary of Daniel A. Potter, Chief Executive Officer of the Company, which is set at $360,000. This exhibits the philosophy of the Executive Compensation Committee as set forth at "Base Salary" above. This salary was reflected in Mr. Potter's restated employment agreement entered into in April 1998, following the completion of the Moovies acquisition. Under the previous employment agreement with Mr. Potter, the term of which would have expired in fiscal 1999, the

Company had significant financial obligations to Mr. Potter if he left at a time when he had outstanding loan obligations to the Company, such as the recourse note in the principal amount of $2,080,147 (as of April 30, 1998), which was issued in connection with the exercise of stock options. The Board believes that the new restated employment agreement allows the Company to eliminate the uncertainty relating to such an obligation in the future and the Board has approved an accrual of bonuses that will be directed primarily to satisfying obligations arising from this outstanding loan. In addition, under the new restated employment agreement, the Company has obtained a lengthened noncompetition obligation from Mr. Potter (three years versus the one year commitment in the previous employment agreement) following any termination of the restated employment agreement. Mr. Potter's compensation is subject to annual review by the Board of Directors. The Board believes the compensation of Mr. Potter, a founder of the Company, reflects the Committee's subjective opinion that Mr. Potter has provided solid leadership, particularly in connection with the acquisition of Moovies, Inc., and fulfilled the functions of an executive officer of the Company at the highest level.

 Deductibility of Executive Compensation

   Section 162(m) of the Internal revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executives. Performance based compensation is excluded from the compensation taken into account for purposes of the limit if certain requirements are met. In addition, in the future, the Committee currently intends to structure its salary and stock option packages granted to executives in a manner that complies with the performance based requirements of the statute, although the Committee retains the discretion to make awards that do not qualify for the exemption if such arrangements are in the best interests of the Company and its stockholders. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurances can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

 Conclusion

   The Executive Compensation Committee believes that its mix of a cash salary and a long-term stock incentive compensation program represents a balance that has motivated and will continue to motivate the Company's management team to produce the best results possible given overall economic conditions and the difficulty of predicting the Company's performance in the short term.




   Executive Compensation Committee:         Board of Directors:

   PAUL M. KELNBERGER                        DANIEL A. POTTER
   BERNARD PATRIACCA                         JOHN M. BEDARD
   DANIEL C. HOWARD                          DANIEL C. HOWARD
                                             PAUL M. KELNBERGER
                                             BERNARD PATRIACCA
                                             F. ANDREW MITCHELL*
                                             THEODORE COBURN

   *Resigned from the Board of Directors on January 25, 1999.

Compensation Committee Interlocks and Insider Participation

   Compensation decisions for the Company's Chief Executive Officer and President are made by the Executive Compensation Committee, comprised of Messrs. Kelnberger, Howard and Patriacca.

   None of the executive officers of the Company have served on the compensation committee or board of directors of any other entity that has had any of such entity's officers serve either on the Company's Board of Directors or Compensation Committee.

   During fiscal 1998, the Company paid approximately $511,000 to Johnson, West & Co. for accounting services in connection with the Company's acquisitions and for tax return preparation services. Mr. Kelnberger is a member of Johnson, West & Co. During fiscal 1999, the Company has paid Johnson, West & Co. approximately $305,218.

Employment Contracts, Termination Of Employment, Officer Loans and Change in Control Arrangements

   In April 1998, the Company entered into restated employment agreements (the "Employment Agreements") with Daniel A. Potter, its Chairman and Chief Executive Officer and John Bedard, its President, each of whom also is a director through April 2001. Mr. Potter and Mr. Bedard are to receive salaries of $360,000 and $240,000, respectively. Such compensation may be increased and bonuses may be awarded at the discretion of the Board of Directors of the Company. Each of Messrs. Potter and Bedard have agreed to devote their full time and best efforts to fulfill their duties and responsibilities to the Company. Each of them will be entitled to participate in employee benefit plans.

   Each of Messrs. Potter and Bedard have issued notes to the Company (the "Recourse Notes") in connection with stock option exercises, for approximately $2,080,147 and $1,155,637, respectively, including accrued interest through April 30, 1998. The Recourse Notes were issued by the executives upon their exercise in August 1995 of 420,000 options granted to them under the Company's Stock Option Plans in May 1995 at an exercise price of $4.3125, the fair market value of the stock on the date the options were granted. The Recourse Notes represent the total exercise price of such options plus amounts advanced by the Company to such executives to satisfy then anticipated tax liabilities. The Recourse Notes, which provide for full recourse against the respective officer's personal assets and Company stockholdings, are evidenced by promissory notes bearing accrued interest at a rate of 8% per annum (through April 30, 1998) with payment of principal and interest due on October 4, 1999. In the event that the obligors sell shares of the Company's stock, the net proceeds thereof will be applied to payment, in part or in full, of the Recourse Notes.

   In connection with the restated employment agreements for Mr. Potter and Mr. Bedard, the Board has approved an accrual of bonuses that will be directed primarily to satisfying obligations arising from the Recourse Notes. For fiscal year 1998, bonus payments aggregating $816,580 were awarded as reimbursement of previous payments of principal and interest on the Recourse Notes and accompanying tax liability to the recipients. In addition, the Board has approved the subsequent payment of additional aggregate bonuses of approximately $6,345,000 to be used primarily to satisfy the Recourse Notes, as well as the anticipated income tax liabilities to the executives subject to any required approval of the Company's bank lenders. If such bonuses are not effected, the Recourse Notes will remain outstanding.

   Under the Employment Agreements, the Company has a right to terminate each of the agreements for "cause" as defined in the agreements or as a result of the employee's disability. Except in the case of termination for cause, upon early termination of the agreements of the Company, each of Messrs. Potter and Bedard shall be entitled to receive their salary plus fringe benefits for 36 months from the date of termination. In addition, the Employment Agreements provide that any amount owed by Messrs. Potter or Bedard to the Company will be forgiven (with any necessary payment to cover any resulting tax liability incurred by such executive) if such executive leaves the Company while his Recourse Note remains outstanding. In the event of a change of control of the Company, Messrs. Potter and Bedard have the option to terminate their employment subject to the provisions of the employment agreements and to receive severance and fringe benefits for 36 months subject to the provisions of their agreements. A "change in control" includes an acquisition of 15% of the voting power of the securities of the Company by any person, certain changes in the composition of the Board of Directors, and an approval by the stockholders of the Company of a merger, consolidation, reorganization, liquidation, dissolution or sale of all or substantially all of the assets of the Company.

   Each of Messrs. Potter and Bedard has agreed not to disclose any confidential information of the Company during the term of his employment or to compete with the Company during the term of his employment or for a period of three years following termination of his employment except in accordance with the employment agreement.

   In January, 1998, the Company entered into an employment agreement with Daniel C. Howard, its Chief Operating Officer and a director and stockholder. As compensation, Mr. Howard is to receive an annual base salary of $128,400, plus bonuses and stock options as determined by the Board of Directors. The agreement is for an initial term of two years, and is automatically renewed for successive one-year terms, unless terminated by the Company or Mr. Howard. Upon termination in accordance with the agreement, Mr. Howard is entitled to receive severance pay of at least twelve months' base salary and at most twenty-four months' base salary, less certain amounts provided in the agreement. In the event Mr. Howard's employment is terminated after a change in control, Mr. Howard is entitled to receive an amount equal to two times his average total annual compensation during the two years preceding the termination. A "change in control" occurs when any person or entity acquires at least 51% of the voting power of the securities of the Company, the stockholders of the Company approve a plan of liquidation, or the Company engages in a merger, sale of assets or other business combination that results in the security holders of the Company holding less than a majority of the combined voting power after the transaction. Mr. Howard has agreed not to disclose any confidential information of the Company during his employment and thereafter, and not to compete with the Company during his employment and for two years thereafter, including soliciting customers and employees of the Company.

   In addition during fiscal 1998, the Company forgave a note receivable from the President of the Company for approximately $33,000. The Note represented advances from the Company to the President from January 1994 to April 1994, together with accrued interest.

   Robert Yager, formerly a director of the Company, is employed as a Company vice president of franchise development and is the brother-in-law of Mr. Potter. Richard Bedard and Glenn Bedard, Company executive vice presidents and Paul Bedard, a Company vice president are each the brother of Mr. John Bedard. In fiscal 1998, each of the non-executive employees receives an annual compensation ranging from $69,800 to $98,700.

Compensation of Directors

   Members of the Board of Directors who are not employees of the Company receive $1,000 for each meeting of the Board of Directors and for each committee meeting of the Board of Directors attended by such director, in addition to reimbursement of reasonable expenses incurred in attending such meetings, and receive $2,000 for each quarter of service as a director. Additionally, non-employee directors receive options under the Company's Formula Stock Option Plan, as follows: (i) all non-employee directors (currently Messrs. Patriacca, Kelnberger, and Coburn) each receive options annually to purchase 1,500 shares of Common Stock, which vest in two equal annual installments on the first two anniversaries of the date of grant and which are exercisable at a price equal to the fair market value of the Common Stock on the date of grant, provided that each of them is a director on the date of the grant and each of them has attended at least 75% of the meetings he was eligible to attend; and, (ii) any non-employee directors appointed in the future will receive on the date of such appointment, options to purchase 3,000 shares of Common Stock, which will vest in three equal annual installments on the first three anniversaries of the date of grant and which will be exercisable at a price equal to the fair market value of the Common Stock on the date of grant.

Performance Graph

   Set forth below is a line-graph presentation comparing the cumulative stockholder return on the Company's Class A Common Stock, on an indexed basis, against cumulative total returns of the Nasdaq Stock Market (U.S. Companies) and a "peer group" selected by Management of the Company. The peer group selected for inclusion in this proxy statement includes Hollywood Entertainment Corporation ("Hollywood"), Movie Gallery, Inc. ("MGI"), and West Coast Entertainment Corp. ("West Coast") (collectively, the "Peer Group Companies"). Hollywood, MGI, and West Coast have securities traded on the Nasdaq Stock Market. The Peer Group Companies were selected because they are frequently utilized as a basis for comparison with the Company in reports by analysts. Viacom, Inc. ("Viacom"), which operates "Blockbuster" video specialty stores, is not included in the peer group. Viacom is a large entertainment conglomerate with only a small portion of its business in the retail videotape industry, and its stock is traded on the American Stock Exchange. The returns for the peer group were weighted according to each issuer's market capitalization. The Performance Graph shows total return on investment for the period beginning July 20, 1994 (the date of the Company's initial public offering) and ended April 30, 1998 (the Company's most recent fiscal year end).


                             [PERFORMANCE GRAPH]

   VALUE OF $100 INVESTED ON JULY 20, 1994 AT:

                                         7/20/94 4/30/95 4/30/96 4/30/97 4/30/98
                                         ------- ------- ------- ------- -------
VIDEO UPDATE............................ 100.00   87.50  162.50   82.50   56.25
PEER GROUP INDEX(1)..................... 100.00  166.71  155.91  144.62   90.56
NASDAQ MARKET INDEX..................... 100.00  108.27  151.13  161.09  239.26

Total return assumes reinvestment of dividends.

(1) West Coast is included Peer Group only as of April 30, 1997. West Coast's stock began trading publicly in May, 1996.

                                PROPOSAL NO. 2

                ACCOUNTING MATTERS AND RATIFICATION OF AUDITORS

   The Board of Directors has appointed the firm of Deloitte & Touche LLP, independent accountants, to audit the books, records, and accounts of the Company and its subsidiaries for the fiscal year ending April 30, 1999. The person named in the enclosed proxy will vote to ratify the selection of Deloitte & Touche LLP as independent auditors for the fiscal year ending April 30, 1999 unless otherwise directed by the stockholders. Ratification by stockholders is not required. If the proposal is not approved by the stockholders, the Board of Directors will not change the appointment for fiscal 1999, but will consider the stockholder vote in appointing auditors for fiscal 2000. A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have the opportunity to make a statement and answer questions from stockholders if he or she so desires.

Change in Independent Public Accountants

   Effective January 28, 1999, the Company retained Deloitte & Touche LLP as its independent public accountants. On that same date, the Company terminated the engagement of Ernst & Young LLP as its independent public accountants. The engagement of Deloitte & Touche was recommended by the audit committee of the Company's Board of Directors and approved by the Board of Directors (the "Board").

   The audit reports of Ernst & Young LLP on the Company's financial statements for each of the past two fiscal years ended April 30, 1997 and 1998 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

   In connection with the audits of the Company's financial statements for each of the two fiscal years ended April 30, 1997 and 1998, and in the subsequent interim period, there were no disagreements between the Company and Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the audited financial statements.

   In connection with the audits of the Company's financial statements for each of the two fiscal years ended April 30, 1997 and 1998, and in the subsequent interim period, there have been no reportable events (as defined in Item 304 of Regulation S-K) with Ernst & Young LLP. During such periods the Company has not consulted Deloitte & Touche regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements or (ii) any matter that was either the subject of a disagreement or a reportable event (each as defined in Item 304 of Regulation S-K).

   At the June 23, 1998 meeting of the Board, the Board approved a change in the Company's Fiscal Year End from April 30 to January 31. In light of the Company's decision to change its independent public accountants, the Board has now voted to delay the proposed change in its fiscal year end until January 31, 2000.

Recommendation and Vote

   The Board recommends that the stockholders vote FOR ratification of the selection of Deloitte & Touche LLP as independent auditors for fiscal 1999.

                               VOTING AT MEETING

   The Board of Directors has fixed Thursday, March 25, 1999, as the record date for the determination of stockholders entitled to vote at this meeting. At the close of business on that date, 29,728,457 shares of Common Stock were issued and outstanding and entitled to vote.

                            SOLICITATION OF PROXIES

   The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, officers and employees of the Company may solicit in person or by telephone. The Company may, in its discretion, reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

                              REVOCATION OF PROXY

   Subject to the terms and conditions set forth herein, all proxies received by the Company will be effective, notwithstanding any transfer of the shares to which such proxies relate, unless prior to the meeting the Company's Secretary receives a written notice of revocation signed by the person who, as of the record date, was the registered holder of such shares. The notice of revocation must indicate the certificate number or numbers of the shares to which such revocation relates and the aggregate number of shares represented by such certificate(s).

                             STOCKHOLDER PROPOSALS

   In order to be included in proxy materials for the next Annual Meeting, stockholders' proposed resolutions must be received by the Company on or before December 1, 1999. Proposals submitted after such date will be considered untimely unless otherwise permitted by applicable SEC rules and regulations. The Company suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to Daniel A. Potter, Chief Executive Officer of the Company. All proposals must comply with applicable SEC rules and regulations.

                                 ANNUAL REPORT

   The Company is providing to each stockholder, without charge, a copy of the Company's annual report, including the financial statements for the Company's most recent fiscal year ended April 30, 1998. Additional copies of the Company's most recent Annual Report on Form 10-K are available at no charge upon written request by a stockholder. Inquiries should be directed to Dale E. Lauwagie, Chief Financial Officer.

                                 MISCELLANEOUS

   Management does not know of any other matters which may come before this meeting. However, if any other matters are properly presented to the meeting, it is the intention of the person named in the accompanying proxy to vote, or otherwise act, in accordance with his judgment and discretion on such matters.

                                          By Order of the Board of Directors


                                          /s/ Daniel C. Howard
                                          Daniel C. Howard
                                          Secretary

St. Paul, Minnesota
March 31, 1999

   MANAGEMENT HOPES THAT THE STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                               VIDEO UPDATE, INC.

       Proxy for Annual Meeting of Stockholders to be held April 26, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        THE UNDERSIGNED hereby appoints Daniel A. Potter as Proxy, with full power of substitution, to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of VIDEO UPDATE, INC. (the "Corporation") to be held at the Corporation's principal place of business, 3100 World Trade Center, 30 East Seventh Street, St. Paul, Minnesota 55101, on Monday, April 26, 1999 at 9:00 a.m., and at any adjournment or adjournments thereof, upon and with respect to all shares of the Class A Common Stock of the Corporation to which the undersigned would be entitled to vote and act if personally present. The undersigned hereby directs Daniel A. Potter to vote in accordance with his judgment and discretion on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of the Annual Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such Notice as specified by the undersigned.

                 (Continued and to be signed on the other side.)
  -       -      -      -      -      -       -      -      -      -      -
                                 [reverse side]

      Please date, sign and mail your proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                               Video Update, Inc.

                                 April 26, 1999

             \|/ Please Detach and Mail in the Envelope Provided \|/
--------------------------------------------------------------------------------
[X] Please mark your
votes as in this example


(1) Proposal to elect six (6) members of the Board of Directors of the Corporation, each of whom is currently serving as a Director of the
        Corporation:

[ ]     FOR ALL nominees listed AT RIGHT                 Daniel A. Potter
        (except as marked to the contrary below).        John M. Bedard
                                                         Daniel C. Howard
[ ]     WITHHOLD AUTHORITY                               Paul M. Kelnberger
        to vote for all nominees listed at right         Bernard Patriacca
                                                         Theodore J. Coburn

INSTRUCTION: To withhold authority for any individual nominee(s), enter the name of such nominee(s) below:

For all nominees, except vote withheld for the following nominee(s):

--------------------------------------------------------------------

(2)     Proposal to ratify the selection of    [ ] FOR  [ ] AGAINST  [ ] ABSTAIN
        Deloitte & Touche LLP as independent
        auditors of the Corporation for the
        fiscal year ending April 30, 1999.

(3)     In the judgment and discretion of the
        Proxy named above as to other matters as may properly come before the meeting or any adjournment or adjournments thereof.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR AND IN FAVOR OF THE ITEMS SET FORTH ABOVE UNLESS A CONTRARY SPECIFICATION IS MADE.

        PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


__________  _________________  ______________  ____________ Dated:________, 1999
Signature   Signature if Held  (Printed Name)  (Address)
            Jointly


NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the person named on the stock certificate has died, please submit evidence of your authority. If a corporation, please sign in full corporate name by the President or authorized officer and indicate the signer's office. If a partnership, sign in the partnership name by authorized person.